COTELLIGENT GROUP, INC.
                                     101 CALIFORNIA STREET, SUITE 2050
                                      SAN FRANCISCO, CALIFORNIA 94111


                                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                        To Be Held September 9, 1997


To the Stockholders:

         The Annual Meeting of Stockholders of Cotelligent Group, Inc. (the "Company") will be held at the Park Hyatt Hotel in San Francisco, California on the 9th day of September at 9:00 a.m., Pacific Daylight Time, for the following purposes:



             1. To elect four Directors, each to serve for the terms specified in the attached proxy statement or until his or her successor is elected and qualified.

             2. To consider and act on the appointment of Price Waterhouse LLP as the Company's independent certified public accountants.

             3. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Only stockholders of record as of the close of business on July 25, 1997 are entitled to receive notice of and to vote at the meeting. A list of such stockholders shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of ten days prior to the meeting, at the principal executive offices of the Company, 101 California Street, Suite 2050, San Francisco, California 94111.





                                             By Order of the Board of Directors




                                             Daniel E. Jackson
                                             Secretary



San Francisco, California
July 31, 1997



WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES OF COMMON STOCK PERSONALLY EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

                       COTELLIGENT GROUP, INC.
                  101 CALIFORNIA STREET, SUITE 2050
                   SAN FRANCISCO, CALIFORNIA 94111



                            PROXY STATEMENT




                             INTRODUCTION



         The accompanying Proxy is solicited by and on behalf of the Board of Directors of Cotelligent Group, Inc., a Delaware corporation (the "Company" or "Cotelligent"), for use only at the 1997 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Park Hyatt Hotel, San Francisco, California on the 9th day of September, 1997 at 9:00 a.m., Pacific Daylight Time, and at any adjournment thereof. The approximate date on which this Proxy Statement and accompanying Proxy will first be given or sent to stockholders is July 31, 1997.

         Each Proxy executed and returned by a stockholder may be revoked at any time thereafter, by written notice to that effect to the Company, attention of the Secretary, before the Annual Meeting, or to the Secretary, or the Inspectors of Election, at the Annual Meeting, or by execution and return of a later-dated Proxy, except as to any matter voted upon before such revocation.

         Proxies in the accompanying form will be voted in accordance with the specifications made and, where no specifications are given, such Proxies will be voted:


         * FOR the election as Directors of the nominees named herein, and if any one or more of such nominees should become unavailable for election for any reason then FOR the election of any substitute nominee that the Board of Directors of the Company may propose; and

         * FOR the appointment of Price Waterhouse LLP as the Company's independent certified public accountants.


         In the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting. Management of the Company is not aware of any other matters to be presented for action at the meeting.

         The Inspectors of Election will treat abstentions and "broker non-votes" (i.e., shares held by a broker or nominee as to which instructions have not been received from the beneficial owners or persons entitled to vote) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. With respect to the plurality of votes required to elect a director, broker non-votes will be counted as votes FOR director nominees named herein; with respect to the majority of votes required to ratify the appointment of Price Waterhouse LLP, abstentions will not be counted as votes FOR the appointment of Price Waterhouse LLP and broker non-votes will be counted as votes FOR such appointment. In cases where the broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, however, those shares will not be treated as present and entitled to vote with respect to that matter, even though they may be present and voting or abstaining on other matters at the same meeting.

                        RECORD DATE AND VOTING SECURITIES

         The Board of Directors has fixed the close of business on July 25, 1997 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The issued and outstanding stock of the Company on July 25, 1997 consisted of 9,759,428 shares of Common Stock, par value $.01 per share (the "Common Stock"), each of which is entitled to one vote. The holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

         The affirmative vote of a plurality of the votes entitled to be cast by the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the meeting, is required for the election of directors. The affirmative vote of a majority of the votes cast by the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the meeting, is required for the appointment of Price Waterhouse LLP as the Company's independent certified public accountants.

                          SECURITY OWNERSHIP OF CERTAIN
                         BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of July 25, 1997 information regarding the beneficial ownership of the Common Stock of the Company by (i) each person known to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each named executive officer and each officer named in the Summary Compensation Table and (iv) all executive officers and directors as a group. All persons listed have an address c/o the Company's principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                             Shares Beneficially Owned
                                                          ----------------------------------
Name                                                           Number            Percent
---------------------------------------------------------------------------   --------------

Thomas E. Fallat.......................................        929,350             9.52%
Michael L. Evans (1)...................................        391,209             4.38
Daniel M. Beals (2)....................................        341,949             3.60
James R. Lavelle (3) ..................................        326,232             4.20
John E. Chamberlain (4) ...............................        271,529             2.78
Jeffrey J. Bernardis...................................        222,020             2.27
John C. Travers........................................        216,522             2.22
Linda M. Cassell (5) ..................................        135,767             1.39
B. Tom Green (2) ......................................         87,847             1.00
Daniel E. Jackson (6) .................................         77,632             1.05
Edward E. Faber (2) ...................................         49,656             0.61
Anthony M. Frank (2) ..................................         49,656             0.61
Harvey L. Poppel (2) ..................................         34,828             0.46
Curtis J. Parker (2) ..................................         10,271             0.21
All executive officers and directors as a group (13
persons)  (7) .....................................          2,215,118            24.33


 .........

(1)   Includes 37,500 shares issuable upon exercise of options exercisable within 60 days from June 30,
     1997.
(2)   Includes 10,000 shares issuable upon exercise of options exercisable within 60 days from June 30,
     1997.
(3)   Includes 87,500 shares issuable upon exercise of options exercisable within 60 days from June 30,
     1997.
(4)   Does not include 135,767 shares owned by Linda M. Cassell, Mr. Chamberlain's wife.  Mr. Chamberlain disclaims beneficial ownership of any shares owned by Ms. Cassell.
(5)   Does not include 271,529 shares owned by John E. Chamberlain, Ms. Cassell's husband.  Ms. Cassell disclaims beneficial ownership of any shares owned by Mr. Chamberlain.
(6)   Includes 25,071 shares issuable upon exercise of options exercisable within 60 days from June 30,
     1997.
(7)   Includes 210,071 shares issuable upon exercise of options exercisable within 60 days from June 30,
     1997.

                              ELECTION OF DIRECTORS

         The number of directors on the Board of Directors is currently fixed at eleven. Pursuant to the Company's Certificate of Incorporation and By-laws, the Board of Directors is divided into three classes serving staggered three-year terms. One class of directors is elected at each annual meeting of stockholders to serve for the following three years. Currently there are four directors whose terms expire in 1999, four directors whose terms expire in 1998 and three directors whose terms will expire at the Annual Meeting. The members whose terms expire at the Annual Meeting are Anthony M. Frank, James R. Lavelle and John C. Travers. One director, Linda M. Cassell, whose term would have expired at the Annual Meeting in 1999, will retire from the Board effective as of the date of the Annual Meeting. John Travers, President of Data Arts & Sciences, Inc., a wholly owned subsidiary of the Company, has elected not to stand for reelection to the Board. The Company's Board of Directors has nominated Anthony M. Frank and James R. Lavelle for reelection to the Board and nominated Susan E. Trice for election to the Board, each to serve for a term expiring at the Annual Meeting in 2000 or until their successors shall have been duly elected and qualified. The Company's Board of Directors has nominated Christy L. Cooper for election to the Board to serve for Ms. Cassell's remaining term expiring at the Annual Meeting in 1999 or until her successor shall have been duly elected and qualified. The persons named as proxies in the accompanying proxy, or their substitutes, will vote for such nominees at the Annual Meeting. If, for any reason not currently known, any nominee is not available for election, another person or persons who may be nominated will be voted for in the discretion of the proxy holders.

         The following sets forth information concerning each of the nominees for election to the Board of Directors and each director whose term continues, including his or her name, age, principal occupation or employment during at least the past five years and the period during which such person has served as a director of the Company.

             NOMINEES  FOR  ELECTION TO THE BOARD OF  DIRECTORS
     For a Three Year Term  Expiring at the Annual  Meeting in 2000:

     Anthony M. Frank is 66 years old and is a director of the Company. He joined the Company in that capacity in March 1993. In September of 1994 Mr. Frank became Co-founding General Partner and Chairman of Belvedere Capital Partners, the general partner of the California Community Financial Institutions Fund whose primary purpose is investing in California community banks. From 1992 to 1994, Mr. Frank was an independent financial consultant and venture capitalist. From March 1988 to March 1992, Mr. Frank served as the Postmaster General of the United States. From 1971 until 1988, he served as Chairman and Chief Executive Officer of First Nationwide Bank. Mr. Frank is a graduate of Dartmouth College and is an overseer of the Tuck School of Business. He is also a director of several companies, including The Charles Schwab Corporation, Living Centers of America, Inc., Irvine Apartment Communities, Crescent Real Estate Equities Ltd. and Temple Inland Corporation.

     James R. Lavelle is 46 years old and is the founder, Chairman of the Board and Chief Executive Officer of the Company. Mr. Lavelle has served as Chief Executive Officer since he founded the Company in 1993. From inception of the Company until August 1995, Mr. Lavelle was also Chairman of the Board of the Company, a position that he reassumed in April 1996. From 1985 to 1993, he was a business consultant specializing in strategic marketing and organization development. From 1983 to 1985, Mr. Lavelle was Senior Manager and Director of Management Consulting Services for the San Francisco office of KPMG Main Hurdman, an international accounting firm. Prior to that, he was Manager, Management Consulting Services in the San Francisco office of Price Waterhouse LLP, an international accounting firm. Mr. Lavelle has a bachelors degree from University of California at Santa Barbara and a Master of Business Administration degree from University of Santa Clara.

     Susan E. Trice is 44 years old and is President of INNOVA Solutions, Inc. ("ISI"), a wholly owned subsidiary of the Company. Ms. Trice founded ISI in 1991. Prior to 1991 Ms. Trice managed two information technology consulting firms, was Vice President of Information Technology at Citicorp, a commercial bank, and Senior Vice President of Information Systems for North American Mortgage

Company. Ms. Trice is a director of ATWork!, a software training company based in Dallas. Ms. Trice has a Bachelor of Science degree from the University of Houston.

     The Board of Directors recommends that the Company's stockholders vote FOR the election of Anthony M. Frank, James R. Lavelle and Susan E. Trice as directors of the Company.


              NOMINEE FOR  ELECTION  TO THE BOARD OF  DIRECTORS
        For a Two Year Term  Expiring at the Annual  Meeting in 1999

     Christy L. Cooper is 36 years old and is President of Pittsburgh Business Consultants, Inc. ("PBC"), a wholly owned subsidiary of the Company. Ms. Cooper has served in that capacity since November of 1996. Ms. Cooper joined PBC in 1987. Prior to her promotion to President, Ms. Cooper held a number of positions including Recruiter, Salesperson, Vice President of Sales and from 1994 to 1996, Senior Vice President and Chief Operating Officer. Ms. Cooper received a bachelor of science degree in business from California
University of Pennsylvania.

     The Board of Directors recommends that the Company's stockholders vote FOR the election of Christy L. Cooper as a director of the Company.


             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE Members whose terms expire at the Annual Meeting in 1998:

      Michael L. Evans is 45 years old and is President and Chief Operating Officer and a director of the Company. Mr. Evans has been President and Chief Operating Officer of the Company since April 1996. Mr. Evans served as Senior Vice President and Chief Operating Officer from September 1995 to April 1996 and has been a director of the Company since October 1993. In 1982, Mr. Evans co-founded Financial Data Systems, Inc. ("FDSI"), a wholly owned subsidiary of the Company, and served as its Vice President of Consulting and, from 1987 to 1996, served as its President. Mr. Evans has a bachelor of science degree from Washington State University.

     Jeffrey J. Bernardis is 40 years old and is a director of the Company. He joined the Company in that capacity in August 1995. Since January 1995, Mr. Bernardis has served as President of BFR Co., Inc. ("BFR"), a wholly owned subsidiary of the Company. Prior thereto, Mr. Bernardis had served since 1985 as Vice President of Technical Services for BFR. Mr. Bernardis received a bachelor of science degree in computer science from Pennsylvania State University.

     John E.  Chamberlain  is 55 years old and is a director of the  Company.
He joined the Company in that capacity in July 1994. Mr. Chamberlain has served as President of Chamberlain Associates, Inc. ("CAI"), a wholly owned subsidiary of the Company, since its inception. Mr. Chamberlain founded CAI in 1980. Mr. Chamberlain is a founder and past member of the Executive Committee of the National Association of Computer Consultant Businesses ("NACCB") and is a founder and past President of the NACCB's Northern California Chapter. He is a graduate of New Jersey Institute of Technology with bachelors and masters degrees in mechanical engineering. Mr. Chamberlain is married to Linda M. Cassell.

     B. Tom Green is 55 years old and is a director of the Company. He joined the Company in that capacity in March 1993. Since 1988, Mr. Green has been President of Sovus Partners, a firm that creates and operates American-Russian businesses in Russia. From 1982 to 1988, he worked with the United States government and the governments of the Soviet Union and the People's Republic of China. Prior to 1982, Mr. Green's positions included General Manager of Transamerica's Southern California Title Insurance division and President of General Mills' first restaurant division. Mr. Green is a graduate of Stanford University with a bachelors degree in civil engineering and received his Master of Business Administration degree from the Stanford Graduate School of Business.

        Members  whose  terms  expire at the Annual  Meeting in 1999:

      Edward E. Faber is 64 years old and is Vice Chairman of the Board of Directors of the Company. Mr. Faber joined the Company as a director in March 1993 and served as Chairman from August 1995 to April 1996. From 1990 through 1992, he was Vice Chairman, President and Chief Executive Officer of Supercuts, Inc., a company specializing in hairstyling. Mr. Faber was founding President and Chief Executive Officer of Computerland Corporation, a company specializing in the sale of computer equipment and accessories, from 1976 through 1983. He retired from that company in 1983 and returned in 1985 as Chairman of the Board and Chief Executive Officer, serving in that capacity until 1987 when he again retired. Mr. Faber is a director of Supercuts, Inc. and Integrated Circuit Engineering, Inc. Mr. Faber has a bachelor of science degree from Cornell University and served as an officer in the United States Marine Corps.

     Daniel M. Beals is 46 years old and is a director of the Company. He joined the Company in that capacity in October 1995. Mr. Beals served as President of FDSI from its inception to 1987 and, from 1990 until February 1996, was the Corporate Secretary and Treasurer of FDSI. Since February 1996, Mr. Beals has been a private investor. In addition, from August 1990 to December 1993, Mr.
Beals was Vice President of Operations of FDSI. From January 1994 to August 1994, he was Vice President of Operations of CyberSafe Corporation, a software development company spun off from FDSI in 1994. Mr. Beals received an associate degree in business data processing from Columbus State Community College in 1970.

     Harvey L. Poppel is 59 years old and is a director of the Company. He joined the Company in that capacity in October 1995. From 1985 to December 1996, Mr. Poppel was Managing Director of Broadview Associates, L.P., a firm specializing in mergers and acquisitions in the information technology field. Mr. Poppel retired from Broadview Associates effective December 31, 1996. Prior to joining Broadview Associates, L.P., Mr. Poppel spent 18 years at Booz, Allen & Hamilton, during which time he held a number of positions, including Senior Vice President and Managing Officer of the Information Industry Practice and as a member of its board of directors. Mr. Poppel is a certified Management Consultant and received a bachelors degree and a Master of Science degree from Rensselaer Polytechnic Institute.


                  OTHER EXECUTIVE OFFICERS OF THE COMPANY

Name                                               Age  Position

Daniel E. Jackson................................. 37   Senior Vice President Corporate Development,
                                                        Chief Financial Officer,  General Counsel and
                                                        Secretary

Curtis J. Parker..................................  42   Vice President and Chief Accounting Officer

     Daniel E. Jackson is 37 and is Senior Vice President Corporate Development, Chief Financial Officer, General Counsel and Secretary of the Company. Mr. Jackson has served in the capacities of Senior Vice President of Corporate Development and General Counsel since September 1995, as Secretary since September 1996 and as Chief Financial Officer since November 1996. From 1994 to 1995, Mr. Jackson served as Vice President and General Counsel of an affiliate of Notre Venture Capital, Ltd., a partnership specializing in industry consolidation transactions. Prior thereto, he was Corporate Counsel and
Secretary of Sanifill, Inc., an environmental services company, from its founding in 1990 through 1994. From 1986 until 1990, Mr. Jackson was an associate at Morgan, Lewis & Bockius LLP in New York where he practiced law in the areas of securities and mergers and acquisitions. Mr. Jackson is a graduate of The Ohio State University with a bachelor of science degree in business administration and the University of Pennsylvania Law School with a Juris Doctor degree.

     Curtis J. Parker is 42 years old and is Vice President and Chief Accounting Officer of the Company. Mr. Parker has served as Vice President and Chief Accounting Officer since November 14, 1996. From January 1996 until March 18, 1996 he served as a consultant to the Company and was appointed Corporate

Controller on March 18, 1996. From 1988 through 1995 Mr. Parker was employed by Burns Philp Food Inc., a manufacturer of food products, where he rose to the position of Vice President - Finance for the Industrial Products Division.
Mr. Parker has a Bachelor of Commerce degree from the University of British Columbia and is a Certified Public Accountant.

                     BOARD ORGANIZATION AND COMMITTEES

     During the fiscal year ended March 31, 1997, the Board held six meetings. Each of the Directors attended at least 75% of the meetings of the Board and the committees on which he or she served during the fiscal year ended March 31, 1997.

     The Board of Directors has established committees to perform certain of its functions, including the Audit Committee, the Compensation Committee and the Executive Committee. The functions of each of these committees, and its members, are set forth below.

Audit Committee

     The Audit Committee reviews the internal controls of the Company, the objectivity of its financial reporting and the environmental standards and controls of the Company and meets with appropriate Company financial personnel and the Company's independent certified public accountants in connection with these reviews. The Audit Committee also recommends to the Board the appointment of independent certified public accountants to serve as auditors for the following year. During the fiscal year ended March 31, 1997 the Audit Committee met three times. The Audit Committee currently consists of Edward E. Faber, Daniel M.
Beals, Anthony M. Frank, B. Tom Green and Harvey L. Poppel.

Compensation Committee

     The Compensation Committee advises and makes recommendations to the Board with respect to salaries and bonuses to be paid to officers and other employees of the Company. The Compensation Committee also administers the Company's 1995 Long-Term Incentive Plan. During the fiscal year ended March 31, 1997, the Compensation Committee met two times. The Compensation Committee currently consists of Edward E. Faber, Daniel M. Beals, Anthony M. Frank, B. Tom Green and Harvey L. Poppel.



Executive Committee

     The Executive Committee serves as the nominating committee of the Board and generally handles other matters that are time critical and cannot be handled in a reasonable manner by the entire Board. The Executive Committee reviews the size and composition of the Board of Directors, apportions the directors into classes and makes recommendations with respect to nominations for election of directors. The Executive Committee will consider recommendations from stockholders for nominees to serve as directors if such proposals are submitted in writing to the Company, 101 California Street, Suite 2050, San Francisco, California 94111, Attention: Executive Committee. During the fiscal year ended March 31, 1997 this committee met once. The Executive Committee currently consists of James R. Lavelle, Michael L. Evans, Jeffrey J. Bernardis, Linda M. Cassell, Anthony M. Frank and B. Tom Green.

                               DIRECTOR COMPENSATION

         Each director who is not an employee of the Company receives an annual retainer fee of $20,000. Effective January 12, 1996, each non-employee director of the Company was granted an initial option under the Company's 1995 Long-Term Incentive Plan to acquire 10,000 shares of Common Stock at an exercise price of $10.00 per share. Each non-employee director receives an automatic annual option grant under the 1995 Long-Term Incentive Plan to acquire 5,000 shares of Common Stock on the date of each of the Company's annual meetings held after March 31, 1997. All of such options have or will have an exercise price equal to the fair market value of the Common Stock on the date of grant, are or will be exercisable immediately except as limited by the rules and regulations of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will expire ten years from the date of grant. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, or for other expenses incurred in their capacity as directors.

         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The following report of the Compensation Committee of the Board of Directors of Cotelligent shall not be deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act, or under the Exchange Act, and shall not be deemed filed under either of the Securities Act or the Exchange Act except to the extent that Cotelligent specifically incorporates this information by reference.

Overview

         The key components of executive officer compensation are salary, bonus and stock option awards. Each of Messrs. Lavelle, Evans and Jackson is a party to a three-year employment agreement (collectively the "Executive Employment Agreements") that was negotiated at arms-length and entered into prior to Cotelligent's initial public offering (the "Offering") but did not become effective until the Offering was consummated. Each Executive Employment Agreement provides for a minimum base salary following the Offering (subject to increase by the Compensation Committee) and the right to receive discretionary bonuses provided by the Compensation Committee and the right to receive stock option grants at the discretion of the Compensation Committee.

         The members of the Compensation Committee hold primary responsibility for determining executive officer compensation levels, subject to the terms of the Executive Employment Agreements. The Compensation Committee is composed entirely of independent outside directors of Cotelligent, none of whom are or have been officers or employees of Cotelligent except Mr. Beals who was a founder and President of FDSI but retired before consummation of the Offering. The Compensation Committee has adopted a compensation philosophy intended to align compensation with Cotelligent's overall business strategy. The philosophy guiding the executive compensation program is designed to link executive compensation and stockholder value. The goals of the program are:

          * To compensate executive employees in a manner that aligns the employees' interests with the interests of the stockholders;

          * To encourage continuation of Cotelligent's entrepreneurial spirit;

          * To reward executives for successful long-term strategic management;

          *     To recognize outstanding performance; and

          *     To attract and retain highly qualified and motivated executives.

         The strategy established by the Compensation Committee with respect to executive compensation includes maintaining base salaries for executives and providing bonuses which, when combined with base salary amounts, give Cotelligent's executives the potential to earn in excess of competitive industry compensation if certain subjective and objective performance goals for Cotelligent are achieved. The Compensation Committee intends to continue to grant to Cotelligent's executives and other key employees stock options at current market value, which options have no monetary value to the executives unless and until the market price of Cotelligent's Common Stock increases. In this manner, Cotelligent's executives will be well compensated if Cotelligent achieves its operating and performance goals. The mix of base salary, bonuses and stock option awards reflects the Compensation Committee's intention to link executive compensation to Cotelligent's operational performance and the price of its Common Stock. The Compensation Committee anticipates that discretionary bonus payments and option grants made during 1997 and thereafter will be based on a subjective analysis of various performance criteria and will not directly be tied to any one factor. The Compensation Committee intends to continue to examine ways to more closely link its annual bonus and long-term incentive plans to Cotelligent's stock performance, with the objective of creating plans that strengthen the relationship between stockholder value and executive compensation.

1997 Compensation

         Compensation paid to James R. Lavelle, Cotelligent's Chairman and Chief Executive Officer, for the period from April 1, 1996 through January 29, 1997 was in accordance with Mr. Lavelle's Executive Employment Agreement. Effective February 1, 1997, Mr. Lavelle's annual base salary was increased by the Compensation Committee to $275,000. For the fiscal year 1998, he is eligible to receive a bonus based upon the operating results of the Company. In addition, he may receive a commission upon the completion by the Company of certain acquisitions. Mr. Lavelle was granted an option to purchase 200,000 shares of Company Common Stock; 87,500 shares vested at January 29, 1997 and the rest vesting ratably over the next three years.

         Compensation paid to Michael L. Evans, Cotelligent's President and Chief Operating Officer, for the period from April 1, 1996 through January 29, 1997 was in accordance with Mr. Evans' Executive Employment Agreement. Effective February 1, 1997, Mr. Evans' annual base salary was increased by the Compensation Committee to $225,000. For the fiscal year 1998, he is eligible to receive a bonus based upon the operating results of the Company. In addition, he may receive a commission upon the completion by the Company of certain acquisitions. Mr. Evans was granted an option to purchase 150,000 shares of Company Common Stock; 37,500 shares vested at January 29, 1997 and the rest vesting ratably over the next three years.

         Compensation paid to Daniel E. Jackson, Cotelligent's Senior Vice President, Business Development, Chief Financial Officer, General Counsel and Secretary for the period from April 1, 1996 through January 29, 1997 was in accordance with Mr. Jackson's Executive Employment Agreement. Effective February 1, 1997, Mr. Jackson's annual base salary was increased by the Compensation
Committee to $200,000. For the fiscal year 1998, he is eligible to receive a bonus based upon the operating results of the Company. In addition, he will receive a commission upon the completion of any acquisitions by the Company. Mr. Jackson was granted an option to purchase 100,000 shares of Company Common Stock; 25,000 shares vested at January 29, 1997 and the rest vesting ratably over the next three years.

         The cash compensation paid to Cotelligent's other executive officers during 1997 was in accordance with arms-length negotiations between Cotelligent and such executive officers. Stock option grants were based on arms-length negotiations with the respective grantees and were approved by the Board of Directors.

         This report is submitted by the members of the Compensation Committee.

                                             Compensation Committee

                                             B. Tom Green
                                             Daniel M. Beals
                                             Edward E. Faber
                                             Anthony M. Frank
                                             Harvey L. Poppel

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         All of the members of the Compensation Committee are non-employee Directors of the Company and are not former officers of the Company or its subsidiaries, except for Daniel Beals, who served as President of FDSI, one of the Company's subsidiaries, prior to the Offering. No executive officer of the Company serves as a member of the Board of Directors or on the compensation committee of a corporation for which any of the Company's Directors serving on the Compensation Committee or on the Board of Directors of the Company is an executive officer.

                                           EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information regarding the compensation earned by or awarded to the Chief Executive Officer and remaining executive officers of the Company for each of the fiscal years ended March 31, 1997, 1996 and 1995.

                                         SUMMARY COMPENSATION TABLE


                                                                                                Long Term
                                                                                              Compensation
                                                       Annual Compensation                       Awards
                                         ------------------------------------------------     --------------
                                         Fiscal                                                 Options/
Name and Principal Position              Year       Salary($) (1)              Other($)         SARs(#)
-------------------------------------    -------    -------------------    --------------     -------------

James R. Lavelle...................      1997            175,833              6,000  (3)           200,000
     Chairman and Chief Executive        1996            127,750                750  (3)                 0
     Officer                             1995            122,133                  0                      0

Michael L. Evans...................      1997            167,500              6,000  (3)           150,000
     Director, President and             1996             16,666  (2)         1,500  (3)                 0
     Chief Operating Officer

Daniel E. Jackson..................      1997            188,333              6,000  (3)           100,000
     Senior Vice President of                                                71,141  (4)
     Corporate  Development,                                                  9,895  (5)
      Chief Financial  Officer,          1996             88,333  (2)           750  (3)            92,676
      General Counsel and Secretary                                          37,100  (6)


Curtis J. Parker...................      1997             95,000                  0                      0
     Vice President and Chief
     Accounting Officer

(1)   Base salary and commissions earned.
(2)   Reflects salary received for a partial year.
(3)   Represents payments made as an automobile allowance.
(4)   Reimbursement for relocation costs.
(5)   Imputed  interest on below market  loans.  See "Certain  Transactions."
(6)   Reimbursement for temporary living and commuting costs.


Stock Option Grants Table

         The following table sets forth, as to the executive officers named in the Summary Compensation Table, information related to the grant of stock options pursuant to the Company's 1995 Long-Term Incentive Plan during the fiscal year ended March 31, 1997.


                                       OPTIONS GRANTED IN FISCAL 1997

                                             Individual Grants(1)
                             --------------------------------------------------------
                               Number of       Percentage of Total     Exercise or   Potential Realizable Value At
                               Securities      Options Granted to    Base Price Per  Assumed Annual Rates of Stock
                               Underlying      Employees in Fiscal        Share      Price Appreciation For Option
           Name             Options Granted           1997            ($/Share)(2)              Term (3)
-------------------------------------------------------------------- -----------------------------------------------
                                                                                           5%             10%
                                                                                     --------------- ---------------
James R. Lavelle                200,000               23.5%               19.00           1,546,982    3,605,125
Michael L. Evans                150,000               17.6                19.00           1,160,236    2,703,844
Daniel E. Jackson               100,000               11.8                19.00             773,491    1,802,562


(1) All options granted in fiscal 1997 expire on January 29, 2004.
(2) The exercise price per share for all options granted is equal to the market price of the underlying Common Stock as of the date of grant.
(3) The potential realizable value has been determined using market price on the date the options were granted, compounded annually over seven years, net of exercise price. These values have been determined based upon assumed rates of appreciation and are not intended to forecast the future value or trading prices of the Company's Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.


Stock Option Exercises and Year End Values Table

         The following table shows, as to the executive officers named in the Summary Compensation Table, information with respect to the unexercised options to purchase Common Stock granted under the 1995 Long-Term Incentive Plan and held as of March 31, 1997.


                                     VALUE OF OPTIONS AT MARCH 31, 1997

                                                  Number of Securities Underlying
                                         Value      Unexercised Options Held at          Value of Unexercised
                     Shares Acquired    Realized           March 31, 1997                In-the-Money Options
                     On Exercise (#)      ($)                                           at March 31, 1997 (1)
                    ------------------------------------------------------------------------------------------------

Name                                               Exercisable     Unexercisable     Exercisable    Unexercisable
---------------------                             ------------------------------------------------------------------
James R. Lavelle                                      87,500          112,500             0               0
Michael L. Evans                                      37,500          112,500             0               0
Daniel E. Jackson         37,000        $542,600      25,071          130,605           $465           $364,213
Curtis J. Parker                                      10,000          30,000              0               0

(1)  Options are "in-the-money" if the closing market price of the Company's Common Stock exceeds the exercise  price of the  options.  The  value of the  unexercised  options  represents  the  difference between the  exercise  price of such  options and the closing  market price
     ($9.25) of the  Company's  Common  Stock on the NASDAQ  National  Market on
     March 31, 1997.

                  EMPLOYMENT AGREEMENTS; COVENANTS-NOT-TO-COMPETE

     Messrs. Lavelle, Evans and Jackson have each entered into employment agreements commencing on February 14, 1996, the date of the closing of the Offering. Pursuant to such agreements, each person is to receive an annual base salary of $150,000 and will be eligible for additional bonus compensation. Effective February 1, 1997, the Compensation Committee increased the annual base salaries of the aforementioned executive officers as follows: $275,000 for Mr. Lavelle, $225,000 for Mr. Evans and $200,000 for Mr. Jackson. Each executive officer is eligible for an incentive bonus based upon the operating results of the Company. A commission is payable to each executive officer upon the completion of certain acquisitions during the year. Each employment agreement is for a term of three years and, unless terminated or not renewed by the employee, shall continue thereafter on a year-to-year basis on the same terms and conditions.

         Each of the employment agreements provides that, in the event of termination of employment by the Company without cause, such employee shall be entitled to receive from the Company such employee's then current salary for the remaining term of the agreement or for one year, whichever amount is greater, without regard to whether the employee obtains subsequent employment. In the event of a change in control of the Company, if the employee is not given at least five days notice of such change in control, the employee may elect to terminate his employment and shall be entitled to receive a minimum of three years' current base salary as compensation. In the event the employee is given at least five days notice of such change in control, the employee may elect to terminate his employment agreement and receive a minimum of two years current salary as compensation.

         Each employment agreement contains a covenant-not-to-compete with the Company for a period equivalent to the longer of two years immediately following the termination of employment or, in the case of a termination without cause, for a period of one year following the termination of his employment. If any court of competent jurisdiction determines that the scope, time or territorial restrictions contained in the covenant are unreasonable, the covenant-not-to-compete shall be reduced to the maximum period permitted by such court. The compensation to which such employee is entitled shall nonetheless be paid to the employee.

                                PERFORMANCE GRAPH

         The following chart compares the yearly percentage change in the cumulative total stockholder return on Common Stock from February 14, 1996, the date of Offering, through March 31, 1997, with the cumulative total return on the Russell 2000 Index and the NASDAQ Composite Index. The comparison assumes $100, as of February 14, 1996, was invested in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, as applicable. Cotelligent's Offering price of $9.00 was used as the beginning price of the Common Stock. Dates on the following chart represent the last day of the indicated fiscal year. Cotelligent has paid no dividends during the periods shown.





                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN


A GRAPH IS INCLUDED WHICH DIAGRAMS THE RESULTS BELOW - SEE ABOVE FOR DESCRIPTION OF THE GRAPH.



------------------------------------- ------------------------ ------------------------ ------------------------
           Company/Index                 February 14, 1996         March 31, 1996           March 31, 1997
------------------------------------- ------------------------ ------------------------ ------------------------

Cotelligent Group, Inc.                        $100                    $130.55                  $102.78

Russell 2000 Index                              100                     103.21                   106.52

NASDAQ Composite Index                          100                     101.23                   112.01



                              CERTAIN TRANSACTIONS

         Simultaneously with the consummation of the Offering, Cotelligent acquired by merger all of the issued and outstanding stock of BFR, CAI, Data Arts & Sciences, Inc. ("DASI") and FDSI (collectively, the "Founding
Companies"). Prior thereto, each of the Founding Companies had incurred indebtedness which was personally guaranteed by their stockholders, some of whom are now Directors of the Company. At December 31, 1995, the aggregate amount of indebtedness of these Founding Companies that was subject to personal guarantees was approximately $2,800,000. Effective June 1, 1996, the Company consolidated all its separate banking relationships into a single banking relationship. At the time of consolidation, the Company paid any and all amounts outstanding on such personally guaranteed indebtedness and caused the former stockholders of the Founding Companies to be relieved of their respective personal guarantees.

          BFR leases office space for its headquarters facilities in Somerset, New Jersey from BFR Properties, a partnership owned by Jeffrey J. Bernardis, a director of the Company, and the other principal stockholders of BFR prior to the consummation of the acquisition of BFR by the Company. The annual cost of such rental is approximately $170,000, and the lease runs through March 31, 2000. BFR also leases office equipment and furniture for this office space from BFR Properties. The aggregate annual rental for such furniture and office equipment is approximately $51,000, and the lease runs through December 31, 1999. The Company believes that the rent for such property and equipment does not exceed the fair market value thereof.

         DASI leases office space for its headquarters facility in Natick, Massachusetts from Strathmore Realty Trust, one trustee of which is John C. Travers, a director of the Company. The annual cost of such rental is approximately $104,400, and the lease runs through November 8, 2000. The Company believes that the rent for such property does not exceed the fair market value thereof.

         On November 27, 1996, in connection with the acquisition of PBC by the Company, Thomas E. Fallat, the former majority stockholder of PBC, received 1,142,350 shares of Common Stock in exchange for all of his shares of common stock of PBC and Christy L. Cooper, nominee for the Company's Board of Directors, received 30,062 shares of Common Stock in exchange for all of her shares of common stock in PBC.

         From May 1996 through early July 1996,  the Company  advanced to Daniel
E.  Jackson  $250,000 to  facilitate  relocation  of his  residence  to Northern
California. On July 15, 1996, $100,000 of the advance was repaid and the remaining balance was converted to a demand note in the amount of $150,000. The note is non-interest bearing and the principal balance is due July 15, 2001 or upon termination of employment should Mr. Jackson leave the Company prior to the due date.

         On June 28, 1996, in connection with the acquisition by the Company of ISI, Susan E Trice, the former sole stockholder and a nominee for the Company's Board of Directors, received 521,390 shares of Common Stock in exchange for all her shares of common stock in ISI.

         In the future, transactions with affiliates of the Company are anticipated to be minimal and will be approved by a majority of the Board of Directors, including a majority of the disinterested members of the Board of Directors, and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

      SELECTION OF PRICE WATERHOUSE LLP AS CERTIFIED PUBLIC ACCOUNTANTS

         On April 25, 1996 the Board of Directors approved and accepted the recommendation of the Audit Committee and management to appoint Price Waterhouse LLP ("Price Waterhouse") as the Company's independent certified public accountants to audit the Company's financial statements for the year ending March 31, 1997. Price Waterhouse audited the Company's financial statements for the year ending March 31, 1997.

         During the Company's three fiscal years ended March 31, 1997, there were no disagreements between the Company and Price Waterhouse regarding any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of Price Waterhouse, would have caused Price Waterhouse to make reference to the subject matter of the disagreement in connection with its report.

         Representatives of Price Waterhouse are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

         The affirmative vote of a majority of the Common Stock of the Company present, in person or by proxy, and entitled to vote at the meeting, is required for the approval of the selection of Price Waterhouse as the Company's independent certified public accountants.

         The Board of Directors recommends that the stockholders of the Company approve the selection of Price Waterhouse as the Company's independent certified public accountants for the fiscal year ending March 31, 1998.

               COMPLIANCE WITH SECTION 16 (a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulation to furnish the Company with copies of all Sections 16(a) forms they file.

         Based solely on its review of the copies of other such forms received by it with respect to fiscal 1997, or written representations from certain reporting persons, to the best of the Company's knowledge, all reports were filed on a timely basis except for the filing with respect to the purchase pursuant to the Company's Employee Stock Purchase Plan of 167 and 175 shares of the Company's Common Stock on October 31, 1996 and January 31, 1997, respectively, by Michael Evans, an officer and director of the Company.
                              STOCKHOLDER PROPOSALS

         Stockholders may present proposals for inclusion in the Company's 1998 proxy statement provided they are received by the Company no later than February 16, 1998, and are otherwise in compliance with applicable Securities and Exchange Commission regulations.

                                     GENERAL

         Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

         A copy of the Company's most recent Annual Report on Form 10-K will be made available without charge upon written request to: Cotelligent Group, Inc., 101 California Street, Suite 2050, San Francisco, California 94111, Attention:
Investor Relations Coordinator.

                                OTHER INFORMATION

         The cost of solicitation of Proxies will be borne by the Company. Proxy cards and materials will also be distributed to beneficial owners of Common Stock through brokers, custodians, nominees and other like parties, and the Company expects to reimburse such parties for their charges and expenses.






                                                       Daniel E. Jackson
                                                       Secretary


San Francisco, California
July 31, 1997